N.C. CARTER, Ph.D., P.Eng.
Consulting Geologist
1410 Wende Road
Victoria, B.C V8P 3T5
Canada

PHONE 250-477-0419
FAX 250-477-0429
EMAIL NCCARTER@SHAW.CA

Consent of Author

U.S. Securities and Exchange Commission

I, N.C. Carter, Ph.D., P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the Form 20F of Hard Creek Nickel Corporation contains any misrepresentation of the information contained in the “Report on the 2003 Exploration Program Turnagain Nickel Project” dated April 21, 2004.

I do hereby consent to the filing with the regulatory authorities.

I consent to being an expert in the 2009 Form 20F.

Dated this 22nd day of June, 2010.

”Signed”

N.C. Carter, Ph.D., P.Eng.